Exhibit 4.11

AMENDED AND RESTATED SPOUSE CONSENT LETTER

I, Zhou Juan (ID No.: ******************), the lawful spouse of Chen Xiaoping (ID No.: ******************), hereby unconditionally consent that all the equity interests (“Equity Interests”) held by Chen Xiaoping in Beijing Viomi Technology Co., Ltd. (the “Domestic Enterprise”) shall be disposed of in accordance with the arrangements under the Amended and Restated Exclusive Option Agreement, the Amended and Restated Equity Pledge Agreement and the Amended and Restated Shareholder Voting Rights Entrustment Agreement (the “Transaction Documents”) signed by Chen Xiaoping on _______ ___, _______. I hereby consent and confirm that the Equity Interests do not constitute the joint property of Chen Xiaoping and myself.

I further undertake not to take any action inconsistent with the aforesaid arrangements, including claiming that the Equity Interests constitute the property or joint property between Chen Xiaoping and myself, claiming to participate in the daily operation and management of the Domestic Enterprise or otherwise affecting my spouse’s decision in respect of the Equity Interests based on such claim. I hereby unconditionally and irrevocably waive any rights or interests in the Equity Interests and arising from the ownership of the Equity Interests that may be granted to me under applicable laws. I further confirm, undertake and warrant that under any circumstances, my spouse shall have the sole right to deal with the Equity Interests held by him in the Domestic Enterprise and the corresponding assets, and I shall not take any action that may affect or hinder my spouse’s performance of his obligations under the Transaction Documents.

I agree and confirm that this Amended and Restated Spouse Consent Letter (this “Consent Letter”) shall take effect on the date of signing. The Spouse Consent Letter issued by me on July 21, 2015 (the “Original Consent Letter”) shall terminate on the date hereof and be completely replaced by this Consent Letter.

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